BRF S.A.

Publicly-held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

ANNOUNCEMENT TO THE MARKET

BRF S.A. (“BRF” or "Company") (B3: BRFS3; NYSE: BRFS) announces to its shareholders and the general market that it filed, on April 30, 2018, its Annual Report on Form 20-F for the year ended December 31, 2017 (“Form 20-F”) with the U.S. Securities and Exchange Commission (“SEC”).

In compliance with the New York Stock Exchange rules, the Form 20-F is available on our website at http://www.brf-br.com/ir. In addition, all shareholders of BRF may request, free of charge, a hard copy of BRF’s complete audited financial statements filed with the SEC. To request a hard copy of BRF’s audited financial statements or to confirm or clarify this press release, please contact BRF’s Investor Relations Department, whose contact information is as follows:

BRF S.A.

Investor Relations Department

Rua Hungria, 1400, 5th floor

01455-000 – São Paulo – SP – Brasil

Tel.: 11 2322-5377

E-mail: acoes@brf-br.com

São Paulo, May 1, 2018.

Lorival Nogueira Luz Jr.

Global Chief Executive Officer,

Chief Financial and Investor Relations Officer